Exhibit 3.3

Amended and Restated

CERTIFICATE OF INCORPORATION
OF
TALAWAR TX INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Talawar Tx Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Talawar Tx Inc., and that this corporation was originally incorporated pursuant to the DGCL on April 1, 2026 under the name Talawar Tx Inc.

2. That the Board of Directors of this corporation (the “Board”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

I.

The name of this corporation is Talawar Tx Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 8 the Green, Suite R, City of Dover, County of Kent, 19901. The name of the registered agent at such address is Resident Agents, Inc.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

IV.
A.
Classes of Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Series L Preferred Stock”. The total number of shares which the corporation is authorized to issue is 21,000,000. 12,000,000 shares will be Common Stock, with a par value of $0.00001, and 9,000,000 shares will be Series L Preferred Stock, with a par value of $0.00001.
B.
Series L Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Series L Preferred Stock are as set forth below in this Article IV(B). Unless otherwise indicated, references to “Sections” in this Part B of Article IV refer to sections of Part B of Article IV.

1.

1.
Dividend Rights. The holders of shares of Series L Preferred Stock shall be entitled to receive, when and as declared by the corporation’s Board, out of any assets of the corporation legally available therefor, such dividends (other than those payable solely in Common Stock) as may be declared from time to time by the Board on a pro rata basis with the holders of the Common Stock based on the number of shares of Common Stock held by each (assuming conversion of all the Series L Preferred Stock into Common Stock).
2.
Liquidation. In the event of any liquidation, dissolution, winding up of the corporation, or any Liquidation Transaction (as defined below) either voluntary or involuntary, the remaining assets of the corporation available for distribution to stockholders shall be distributed as follows:
(a)
Before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series L Preferred Stock equal to the greater of (i) $0.63888 per share (the “Original Issue Price”), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series L Preferred Stock been converted into Common Stock immediately prior to such Liquidation Transaction (the amount payable pursuant to this sentence is hereinafter referred to, for Series L Preferred Stock, as applicable, as the “Liquidation Amount”). If upon any such Liquidation Transaction, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series L Preferred Stock the full amount to which they shall be entitled under this Section, the holders of shares of Series L Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
(b)
In the event of any Liquidation Transaction, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Series L Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.
(c)
For purposes of this Section 2, “Liquidation Transaction” shall mean a transaction in which the corporation sells, conveys, or otherwise disposes of all or substantially all of its property or business or merges with or into or consolidates with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the corporation), provided that none of the following shall be considered a Liquidation Transaction: (A) a merger effected exclusively for the purpose of changing the domicile of the corporation, (B) an equity financing in which the corporation is the surviving corporation, or (C) a transaction in which the stockholders of the corporation immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction.
3.
Redemption. The Series L Preferred Stock is not redeemable.
4.
Preferred Stock Protective Provisions. At any time when at least 2,250,000 shares of Series L Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series L Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer of the Corporation, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect any of the following acts or transactions without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series L Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, and any such act or transaction that

2.

has not been approved by such consent or vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect.
(a)
amend, alter or repeal any provision of this Certificate of Incorporation or bylaws of the Corporation in a manner that adversely affects the special rights, powers and preferences of the Series L Preferred Stock.
5.
Conversion. The holders of the Series L Preferred Stock shall have conversion rights as follows:
(a)
Right to Convert to Common Stock. Each share of Series L Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price (as adjusted for stock splits, stock dividends, combinations, subdivisions, reclassifications or the like) by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The “Conversion Price” applicable to the Series L Preferred Stock as of the Issue Date shall be equal to the Original Issue Price per share.
(i)
Automatic Conversion. Each share of Series L Preferred Stock shall automatically be converted into fully-paid and non-assessable shares of Common Stock at the Conversion Price at the time in effect for such share (1) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the corporation’s Common Stock, (2) immediately prior to the Corporation’s initial listing of its Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Corporation with the Securities and Exchange Commission that registers shares of existing capital stock of the Corporation for resale, (3) immediately prior to completion of (a) a reverse merger or other business combination or transaction with a company that has a class of capital stock that is registered pursuant to Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended, (a “Pubco”), or a subsidiary of such Pubco, pursuant to which the capital stock outstanding immediately prior to such transaction represent, or are converted into or exchanged for, shares of capital stock (or securities convertible into or exchangeable for shares of capital stock) of such Pubco in connection with such transaction, or (b) a merger or consolidation with a special purpose acquisition company or its subsidiary in which the common stock (or similar securities) of the surviving or parent entity are publicly traded in a public offering pursuant to an effective registration statement under the Securities Act, or (4) upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series L Preferred Stock, provided that in each case (1) through (4) the applicable transaction is approved by the Board.
(ii)
Mechanics of Conversion. Before any holder of Series L Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Series L Preferred Stock, and shall give written notice to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series L Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of

3.

such Series L Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, then the conversion may, at the option of any holder tendering such Series L Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Series L Preferred Stock shall not be deemed to have converted such Series L Preferred Stock until immediately prior to the closing of such sale of securities.
(iii)
Conversion Price Adjustments of Series L Preferred Stock for Certain Splits and Combinations. The Conversion Price of the Series L Preferred Stock shall be subject to adjustment from time to time as follows:
(1)
Stock Splits and Dividends. In the event the corporation should at any time or from time to time after the date upon which any shares of Series L Preferred Stock were first issued (the “Issue Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series L Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.
(2)
Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series L Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such stock shall be decreased in proportion to such decrease in outstanding shares.
(iv)
No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series L Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series L Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
(v)
Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series L Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Series L Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Series L Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series L Preferred Stock, the corporation will take such corporate action as may, in the opinion of

4.

its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.
(b)
Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series L Preferred Stock shall be mailed, postage prepaid, to the post office address of such holders as last shown on the records of the corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission. Any notice required by the provisions of this Section 5 to be given to the corporation shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the Board at the principal business address of the corporation.
6.
Voting Rights. The holders of Series L Preferred Stock shall be entitled to one vote for each share of Common Stock into which such Series L Preferred Stock could then be directly converted (without first being converted to another series or class of Preferred Stock), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of Series L Preferred Stock and Common Stock shall vote together as a single class on all matters.
7.
Status of Converted Stock. In the event any shares of Series L Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled and shall not be issuable by the corporation. The Certificate of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation’s authorized capital stock.
C.
Common Stock.
1.
Dividend Rights. The holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board on a pro rata basis with the holders of the Series L Preferred Stock based on the number of shares of Common Stock held by each (assuming conversion of all the Series L Preferred Stock into Common Stock).
2.
Liquidation Rights. In the event of any liquidation, dissolution, winding up of the corporation, or any Liquidation Transaction (as defined above) either voluntary or involuntary, following the payment in whole of the Liquidation Amount, and consistent with the terms set forth in Part B, Section 2, the remaining assets of the corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock pro rata based upon the number of shares of Common Stock held by each.
3.
Redemption. The Common Stock is not redeemable.
4.
Voting Rights. The holders of Common Stock shall be entitled to one vote for each share of Common Stock held, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

5.

V.
A.
Management by Board of Directors. The management of the business and the conduct of the affairs of the corporation will be vested in its Board of Directors. The number of directors which will constitute the whole Board of Directors will be fixed by the Board of Directors in the manner provided in the bylaws of the corporation. Unless and except to the extent that the bylaws of the corporation so require the election of directors of the corporation need not be by written ballot.
B.
Election of Directors. Directors will be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director will hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.
C.
No Cumulative Voting. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, will be entitled to so cumulate such stockholder’s votes unless (1) the names of such candidate or candidates have been placed in nomination prior to the voting and (2) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.
D.
Removal. Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.
E.
Empowerment Regarding Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the corporation. The stockholders will also have power to adopt, amend or repeal the bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, such action by stockholders will require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.
VI.
A.
Liability of Directors and Officers Limited. The liability of the directors and officers for monetary damages for breach of fiduciary duty as a director or officer is eliminated to the fullest extent under applicable law. If applicable law is amended after the effectiveness of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the corporation will be eliminated or limited to the fullest extent permitted by applicable law as so amended. Solely for purposes of this Part A of this Article VI, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as amended from time to time.

6.

B.
Indemnification Authorized. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.
C.
Limitation on Repeal of Article VI. Any repeal or modification of this Article VI is only prospective and does not affect the rights or protections or increase the liability of any officer or director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

VIII.

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the corporation, its directors, officers or employees governed by the internal affairs doctrine or otherwise related to the Corporation’s internal affairs, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article VIII is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances will not in any way be affected or impaired thereby.

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7.

This Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on May 8, 2026.

/s/ Evan Taddeo

Evan Taddeo

Chief Executive Officer